UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only
☑	Definitive Proxy Statement		(As permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CONVERTED ORGANICS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

Converted Organics Inc.
7A Commercial Wharf West
Boston, MA 02110
617 624 0111

Dear Stockholder:

A special meeting of stockholders of Converted Organics Inc. (the “Company”) will be held at Marriott’s Custom House, 3 McKinley Square, Boston MA 02109 on April 23, 2009 at 10:00 a.m. local time.

The attached material includes the Notice of Special Meeting and the Proxy Statement, which describes the business to be transacted at the meeting. We ask that you give them your careful attention.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank.

The Board of Directors recommends that you approve the proposals set forth in this proxy.

On behalf of the Board of Directors, I would like to thank you for your continued support and confidence.

/s/ Edward J. Gildea
Edward J. Gildea
President, Chief Executive Officer and
Chairman of the Board

Dated: March 25, 2009

Converted Organics Inc.
7A Commercial Wharf West
Boston, MA 02110
(617) 624-0111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on April 23, 2009

To our stockholders:

We invite you to a special meeting of stockholders, which will be held at Marriott’s Custom House, 3 McKinley Square, Boston MA 02109, on April 23, 2009 at 10:00 a.m., local time. At the meeting, our stockholders will consider and act upon the following matters:

1. To approve the potential issuance of common stock equal to or greater than 20% of the Company’s common stock upon conversion of convertible notes or shares issuable upon exercise of warrants issued pursuant to an agreement entered into by the Company on March 6, 2009 with Professional Offshore Opportunity Fund, Ltd.

2. To approve the ability of the Company’s chief executive officer to adjourn the special meeting for the purpose of soliciting additional proxies.

No other matters will be addressed at the special meeting or any adjournment or postponement thereof. Stockholders of record at the close of business on March 23, 2009, the record date for the special meeting, are entitled to notice of, and to vote at, the meeting.

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may submit a proxy over the Internet or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors

/s/  Edward J. Gildea
Edward J. Gildea
President, Chief Executive Officer and
Chairman of the Board

Boston, Massachusetts
March 25, 2009

YOUR VOTE IS IMPORTANT.

If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy. A postage-paid reply envelope is enclosed for your convenience. A stockholder who submits a proxy may revoke it at any time before the vote is taken at the meeting, or by voting in person at the meeting.

Converted Organics Inc.
7A Commercial Wharf West
Boston, MA 02110

PROXY STATEMENT

Special Meeting of Stockholders
April 23, 2009

Introduction

This proxy statement contains information about a 2008 Special Meeting of Stockholders (the “Special Meeting”) of Converted Organics Inc. (the “Company,” “we,” “our,” or “us”) to be held at the Marriott’s Custom House, 3 McKinley Square, Boston MA 02109, April 23, 2009, at 10:00 a.m. local time, and at any postponements or adjournments thereof. Our Board of Directors is using this proxy statement to solicit proxies for use at the Special Meeting. This proxy statement and the enclosed proxy card are being mailed on or about March 25, 2009 to stockholders entitled to vote at the Special Meeting.

Purpose of the Special Meeting

The purpose of the meeting is to vote on the following matters:

1. To approve the potential issuance of common stock equal to or greater than 20% of our issued and outstanding common stock upon conversion of convertible notes or shares issuable upon exercise of warrants issued pursuant to an agreement (the “securities purchase agreement”) entered into on March 6, 2009 (the “20% Proposal”).

2. To approve the ability of the Company’s chief executive officer to adjourn the special meeting for the purpose of soliciting additional proxies (the “Adjournment Proposal”).

Pursuant to our bylaws, no other matters may be brought at the special meeting.

Who Can Vote

Stockholders of record as of the close of business on March 23, 2009 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Special Meeting. As of the Record Date, there were 8,888,473 shares of common stock issued and outstanding. Holders of our common stock are entitled to one vote per share. Cumulative voting is not permitted. The enclosed proxy card shows the number of shares that you are entitled to vote.

How to Vote

You may give instructions on how your shares are to be voted by marking, signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope. You may also vote online by logging onto the internet at www.investorvote.com and following the steps outlined on the secured website.

A proxy, when executed and not revoked, will be voted in accordance with its instructions. If no choice is indicated on the proxy, the shares will be voted FOR the 20% Proposal and FOR the Adjournment Proposal.

Revoking a Proxy

A stockholder may revoke any proxy given pursuant to this solicitation by attending the special meeting and voting in person, or by delivering to our Corporate Secretary at our principal executive offices referred to above, prior to the Special Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy. Please note that a stockholder’s mere attendance at the special meeting will not automatically revoke that stockholder’s previously submitted proxy.

Quorum and Voting Requirements

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if stockholders holding a majority of the outstanding shares of common stock entitled to vote are present at the meeting in person or by proxy. Abstentions and broker-dealer non-votes will be counted as “shares present” in determining whether this quorum has been reached. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

•	The 20% Proposal — The proposal to approve the potential issuance of common stock equal to or greater than 20% of our issued and outstanding common stock, which was 8,052,345 as of March 9, 2009, upon conversion of convertible notes or shares issuable upon exercise of warrants issued pursuant to the securities purchase agreement requires the affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the special meeting. Therefore, any abstentions or “broker non-votes” (shares held by brokers or nominees as to which they have discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) will have the effect of a vote against the 20% Proposal.

•	The Adjournment Proposal — The proposal to approve the ability of our chief executive officer to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the special meeting. Abstentions will have the effect of a vote against this proposal, but broker non-votes will have no effect on the approval of the proposal.

Dissenter’s Rights of Appraisal

No action will be taken in connection with the proposal described in this proxy statement for which Delaware law, our certificate of incorporation, or bylaws provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares.

Proxy Solicitation Costs and Methods

We will pay all costs of soliciting proxies. In addition to mailing proxy solicitation material, our management, employees and agents also may solicit proxies in person, by telephone, or by other electronic means of communication.

Security Ownership of Certain Beneficial Owners and Management

Set forth below is information regarding the beneficial ownership of our common stock, as of March 9, 2009, by:

•	each person known to us that beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned. Shares of common stock underlying options or warrants currently exercisable or exercisable on or within 60 days of the date of this proxy statement are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

	No. of
	Shares
	Beneficially
Name of Beneficial Owner(1)	Owned		%(2)

Edward J. Gildea	317,257	(3)	3.9%
David R. Allen	85,141	(4)	*
Robert E. Cell	54,000	(5)	*
John P. DeVillars	54,000	(5)	*
Edward A. Stoltenberg	63,269	(6)(7)	*
All directors and officers as a group (five persons)	573,667		7.1%
5% Stockholders
William A. Gildea	517,196	(8)	6.4%
Chester L.F. and Jacqueline M. Paulson, as Joint Tenants(9)	711,325		8.8%

*	Less than 1%

(1)	The address of all persons named in this table, with the exception of and Chester L.F. Paulson & Jacqueline M. Paulson is: c/o Converted Organics Inc., 7A Commercial Wharf West 02110.

(2)	Assumes 8,052,345 shares as of March 9, 2009.

(3)	Includes 1,400 Class B Warrants and options to purchase 225,000 shares.

(4)	Includes options to purchase 81,195 shares.

(5)	Includes options to purchase 54,000 shares.

(6)	Includes options to purchase 44,000 shares.

(7)	Includes 2,966 shares beneficially owned and held in trust.

(8)	Includes options to purchase 118,000 shares.

(9)	The following information is based on the Schedule 13G filed February 11, 2009. Chester L.F. and Jacqueline M. Paulson (the “Paulsons”) may be deemed to be the beneficial owners of a total of 711,325 shares of our common stock. The Paulsons may be deemed to control Paulson Capital Corp. (“PLCC”), which wholly owns Paulson Investment Company, Inc. (“PICI”). The Paulsons control and are the managing partners of the Paulson Family LLC (“LLC”). Through the LLC, the Paulsons indirectly own 0 shares of our common stock. The Paulsons collectively own 0 shares of our common stock. Chester L.F. Paulson directly owns 0 shares of our common stock and warrants exercisable into 88,063 shares of our common stock. Jacqueline M. Paulson directly owns 0 shares of our common stock. The Paulsons may be deemed to indirectly own 30,805 shares of our common stock, warrants exercisable into 14,677 shares of our common stock, and underwriter warrants exercisable into 577,780 shares of our common stock through PICI. PLCC directly owns 0 shares of our common stock. Pursuant to SEC Rule 13d-4, the Paulsons expressly disclaim beneficial ownership of the 30,805 shares of our common stock, warrants exercisable into 14,677 shares of our common stock, and underwriter warrants exercisable into 577,780 shares of our common stock of which PICI is record owner. The principal business address of the Paulsons, PLCC, and PICI is 811 S.W. Naito Parkway, Suite 200, Portland, Oregon 97204.

PROPOSAL NO. 1 — THE 20% PROPOSAL

Overview of Proposal

Nasdaq Rule 4350(i) requires stockholder approval of a transaction other than a public offering involving the sale, issuance or potential issuance by a Nasdaq listed company, such as Converted Organics, of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of Company common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance (the “Rule 4350(i) NASDAQ 20% Share Limitation”). If, however, stockholder approval is not obtained, the Company would not be permitted to issue any shares above the 20% threshold. In addition, Nasdaq Rule 4350(i) requires stockholder approval of a transaction that would result in a change of control of the Nasdaq listed company. The following is a summary of certain provisions of the securities purchase agreement, which may require the Company to issue more than 20% of its common stock, and which may result in a change of control of the Company.

Investor Agreements

On March 6, 2009, we entered into a into a securities purchase agreement with Professional Offshore Opportunity Fund, Ltd. (the “investor”) under which, if we receive stockholder approval, we will issue a series of 10% convertible notes in a principal amount totaling up to $1,500,000 with a 10% original issue discount. The investor has placed funds into escrow to acquire $500,000 in principal amount of the convertible notes to be released if we receive stockholder approval, and has agreed to acquire four additional $250,000 increments in principal amount of the convertible note with the first increment occurring on the 30th day after receiving stockholder approval, and the remaining three increments monthly thereafter. The full amount of the original issue discount will be deducted from the final $250,000 increment.

The convertible notes will be convertible at an initial rate of 85% of the closing bid price of our common stock for the trading day immediately preceding any conversion (the “Conversion Price”); provided that if we issue securities in an equity financing transaction at a lower price than the Conversion Price, the Conversion Price will be reduced to such lower price; provided further that if we default on the note, the Conversion Price will be the lowest of the above prices or 70% of the average of the three lowest market prices of our common stock during the 20-day trading period immediately prior to any conversion.

The series of convertible notes all, collectively, mature one year from the date the first $500,000 increment is released to us, which would be the date we receive stockholder approval at the special meeting. During the period leading up to the maturity date, the 10% interest payable on the series of convertible notes will become owed in its entirety on the day of each funding (assuming each convertible note was outstanding for a period of one year) and added to the principal amount of the convertible note. If an event of default has occurred, all the convertible notes then outstanding will automatically become immediately due and payable, and the interest rate will increase to 18% per annum during the pendency of the event of default. The following will cause us to incur an event of default (references to “us,” “our, or “we” in the bullets below include our subsidiaries):

•	we default in the payment of any principal or interest on any convertible note when the same becomes due and payable, whether at maturity or otherwise; or

•	we default in the performance of, or compliance with, any material term contained in the convertible note the securities purchase agreement, or the registration rights agreement (discussed below) (collectively, we refer to the convertible note, the securities purchase agreement, and the registration rights agreement, as the “transaction documents”), provided that we will be provided 10 days prior notice of such default or non-compliance during which we may remedy or cure any default or non-compliance without an event of default occurring; or

•	any representation or warranty made by or on behalf of us or by any of our officers in the transaction documents, proves to have been false or incorrect in any material respect on the date as of which made; or

•	(a) we are in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any indebtedness that is outstanding beyond any period of grace provided with respect thereto, or (b) we are in default in the performance of or compliance with any term of any evidence of any indebtedness that is outstanding or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared (or one or more persons are entitled to declare such indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (c) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of indebtedness to convert such indebtedness into equity interests), (A) we have become obligated to purchase or repay indebtedness before its regular maturity or before its regularly scheduled dates of payment, or (B) one or more persons have the right to require us to purchase or repay such indebtedness; or

•	we (a) file, or consent by answer or otherwise to the filing against us of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (b) make an assignment for the benefit of our creditors, (c) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to us or with respect to any substantial part of our property, (d) are adjudicated as insolvent or to be liquidated, or (e) take corporate action for the purpose of any of the foregoing; or

•	a court or governmental authority of competent jurisdiction enters an order appointing, without our consent, a custodian, receiver, trustee or other officer with similar powers with respect to us or with respect to any substantial part of our property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of us, or any such petition shall be filed against us; or

•	a final judgment or judgments for the payment of money are rendered against us, which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

•	we default in the performance of or compliance with any material term or covenant contained in any transaction document, or any transaction document ceases to be in full force and effect as a result of acts taken by us, or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by us or we renounce any of the same or deny that we have any or further liability thereunder; provided that we shall be provided 10 days prior notice of any default or non-compliance during which we may remedy or cure such default or non-compliance; or

•	we do not have a sufficient number of shares of common stock authorized and unissued to permit the investor to convert its convertible notes or any other convertible security owned either pursuant to the securities purchase agreement or in a previous transaction into shares of common stock in accordance with the terms of such securities; or

•	any of our vendors or similar creditors forecloses on or freezes any of our material assets which leads to our being forced to suspend our business activity; or

•	our failure to register the registrable securities (as defined below) pursuant to the terms of the registration rights agreement.

As additional consideration for the financing, we will issue the investor an aggregate of 1,713,307 Class B warrants in pro rata increments upon the issuance of each increment of the convertible notes. The Class B warrants are exercisable at $11.00 per warrant share.

The following schedules shows the purchase price (before and after the original issue discount), principal amount of convertible notes, and warrants to be issued to the investor:

		Purchase Price
		Received by Company		Principal Amount of	Number of
	Purchase	(After Original Issue		Notes (Includes Pre-	Warrant
Date of Funding	Price	Discount)		Paid Interest)(2)	Shares

Date of stockholder approval	$500,000	$500,000		$550,000	571,103
30 days after date of stockholder approval	$250,000	$250,000		$275,000	285,551
60 days after date of stockholder approval	$250,000	$250,000		$275,000	285,551
90 days after date of stockholder approval	$250,000	$250,000		$275,000	285,551
120 days after date of stockholder approval	$250,000	$100,000	(1)	$275,000	285,551

(1)	Includes original issue discount for all prior closings.

(2)	Assumes each convertible note was outstanding for a period of one year regardless of the period between the issue date and the maturity date.

Under the securities purchase agreement, we are required to obtain stockholder approval for the issuance of the shares of common stock issuable upon conversion of the convertible notes. We are required to obtain stockholder approval on or before the later of (a) May 15, 2010 or (b) 45 calendar days after the filing of a definitive proxy statement, if the Securities and Exchange Commission (“Commission”) staff reviews our preliminary proxy statement.

We also entered into a registration rights agreement with the investors, under which we agreed to provide the investor with registration rights for the Class B warrants and the common stock underlying the convertible notes and Class B warrants (the “registrable securities”). If we are successful in obtaining stockholder approval, within 10 days of receiving such approval we are required to file a registration statement covering the resale of the registrable securities. If the registration statement required to be filed is not timely filed, then we are required to pay the investor the sum of 2% of the face amount of the convertible notes and 2% of the Class B warrant market value as liquidated damages, and not as a penalty, for each 30 calendar day period, on a pro rata basis, until the registration statement is filed. The registration rights agreement requires the registration statement be declared effective by the Commission on or prior to 90 days after the filing date. If the registration statement is not declared effective within 90 days following the filing date, then we are required to pay the investor the sum of 2% of the face amount of the convertible notes and 2% of the Class B warrant market value, as liquidated damages and not as a penalty, for each 30 calendar day period, on a pro rata basis, following the 90 calendar day period after the filing date, until the registration statement is declared effective, and 2% for each successive 30 calendar day period thereafter.

For accounting purposes, the proceeds from the issuance of the convertible notes and warrants are allocated between debt and paid in capital based upon their respective fair values at the time of issuance. On March 6, 2009, the closing date of the transaction, the closing price of the Class B warrants on the

Nasdaq Capital Market was $0.33 per warrant. Thus, at closing, the total aggregate value of the warrants was $565,391 which is calculated as follows:

Class B warrants — 1,713,207 @ $.33	$565,391
Total	$565,391
Fair value of convertible notes:	$1,500,000	73%
Total fair value of warrants:	$565,391	27%
	$2,065,391

Based upon the above relative values, the portion of the proceeds to be allocated to the convertible notes is equal to $985,500, or 73% of the total value of the convertible notes after original issue discount. Thus, a discount on the convertible notes of $369,500, which is calculated as the difference between the total value of the convertible notes after original issue discount of $1,355,000 and the portion of the proceeds allocated to the convertible notes of $985,500 was recorded. The discount on the convertible notes will be amortized over the term of the convertible notes.

Commencing on the initial issuance date of the convertible notes (after receipt of stockholder approval), we will recognize interest expense equal to 10% of the principal amount of the convertible notes (or $150,000 in total interest expense), in addition, upon the initial issuance date of the convertible notes we will recognize interest expense in the form of original issue discount of 10% (or $150,000 in total interest expense). In addition, we would recognize additional interest expense of $267,123 resulting from the recognition of the beneficial conversion feature associated with the original proceeds that were allocated to the convertible notes and would further recognize $369,500 in interest expense associated with the amortization of the discount on the original loans relating to the issuance of warrants. Therefore, we would recognize total interest expense of $936,623 in the twelve month period commencing with the issuance of the first convertible note. If we were to convert these loans into shares of common stock at the default conversion rate discussed above an additional $217,492 in interest expense would be associated with the beneficial conversion feature calculation. Furthermore, if the convertible notes were to go into default, the stated interest rate on the convertible notes will increase to 18% per annum.

Issuance of 20% or More of the Outstanding Common Stock

On March 9, 2009 there were 8,052,345 shares of common stock issued and outstanding, which under NASDAQ Rule 4350(i) would prohibit us from issuing more than 1,610,469 shares of common stock at a price that is less than the greater of the book or market value of our common stock without stockholder approval. Because the securities purchase agreement and related documents may require that we issue shares above this threshold number at a price that is less than the greater than the book or market value of our common stock, stockholder approval is being sought to give us the ability to issue the shares. Specifically, the convertible notes in the aggregate principal and pre-paid interest amount of up to $1,650,000 is convertible into shares of our common stock at the rate per share equal to the lowest of:

•	85% of the closing bid price of our common stock for the trading day immediately preceding any conversion;

•	the lowest price, conversion price or exercise price set by us in any equity financing transaction issued after the date of the issuance of the specific convertible note; or

•	if we default on the convertible notes, the lowest of the above prices or 70% of the average of the three lowest market prices of our common stock during the 20-day trading period immediately prior to any conversion.

The convertible note provides that with limited exceptions as discussed below, in no event will the holder of the convertible note be entitled to convert the convertible note, or will we have the obligation or option to issue shares upon such conversion, to the extent that, after such conversion or issuance the sum of (1) the number of shares of common stock beneficially owned by the convertible note holder and its affiliates, and (2) the number of shares of common stock issuable upon such conversion of the convertible note, would result in beneficial ownership by the convertible note holder and its affiliates in excess of 4.99% of the then outstanding shares of common stock (after taking into account the shares to be issued to the convertible note holder upon such conversion). Notwithstanding the foregoing, the convertible note holder may waive this restriction at its option by providing us with 61 days notice that such holder wishes to waive the restriction. In addition, the foregoing restriction will not apply during the 45 day period prior to the maturity date of a convertible note, or while there is outstanding a tender offer for any of our shares of common stock.

On March 6, 2009, we also entered into an agreement with the holders of its $17.5 million of New Jersey Economic Development Authority Bonds to release $2.0 million for capital expenditures on its New Jersey facility and to defer interest payments on the bonds thru July 30, 2009. These funds had been held in a reserve for bond principal and interest payments along with a reserve for lease payments. As consideration for the release of the reserve funds, we issued the bond holders 2,284,409 Class B warrants. The Class B warrants are exercisable at $11.00 per warrant share.

Effect on Outstanding Common Stock; Potential for Change of Control

The issuance and sale of shares of our common stock to the investor would likely have a dilutive effect on a stockholder’s percentage voting power in us. As the convertible note is convertible at prices below the then market price of our common stock, if we were to issue additional shares upon conversion of the convertible note, the dilution caused by such issuances could lead to a decrease in the market price of our common stock. In addition, since the conversion prices will be below the market price of our common stock, even if conversions do not take place, the existence of the conversion rights could lead to a decrease in the market price of our common stock.

In addition, the issuance our common stock to the investor would increase the proportionate ownership of our outstanding common stock by the investor. Through its ownership of our common stock, the investor may have significant influence over corporate actions requiring stockholder approval, such as the election of directors, amendment of our charter documents and the approval of merger or significant asset sale transactions, which could render more difficult or discourage an attempt to obtain a controlling interest in us or the removal of the incumbent board of directors and may discourage unsolicited takeover attempts which might be desirable to stockholders. As discussed above in the section “— Issuance of 20% or More of the Outstanding Common Stock,” although the convertible note provides that the investor is limited in the number of shares it may convert into such that it will not own in excess of 4.99% of our then outstanding shares of common stock, it may waive this restriction on 61 days notice. If the holder of the convertible notes waives the 4.99% restriction, based on the conversion price in effect at the time of a conversion, it is possible that the investor could convert the convertible notes into a number of shares that would result in a change of control of the Company.

Assuming that the holder of the convertible notes waives the 4.99% restriction or such restriction is not applicable, the following table shows the approximate number of shares of common stock that the full amount of convertible notes, or $1,650,000, may be converted into based on a conversion price of 85% of the closing bid price of our common stock for the trading day immediately preceding any conversion and assuming such closing bid price is:

•	the same as our common stock’s closing price on March 16, 2009, or $1.20, which would result in a conversion price of $1.02;

•	the same as our common stock’s closing price on March 6, 2009, the date we entered into the securities purchase agreement, or $1.11, which would result in a conversion price of $0.94;

•	25% below our common stock’s closing price on March 6, 2009, or $0.83, which would result in a conversion price of $0.71; and

•	50% below our common stock’s closing price on March 6, 2009, or $0.56, which would result in a conversion price of $0.48.

		Percentage of	Percentage of
	Number of	Outstanding	Outstanding
	Shares Issuable on	Shares Prior to	Shares After
Conversion Price	Exercise	Issuance(1)	Issuance(1)

$1.02	1,617,647	20.1%	16.7%
$0.94	1,755,319	21.8%	17.9%
$0.71	2,323,944	28.9%	22.4%
$0.48	3,437,500	42.7%	29.9%

(1)	Based on 8,052,345 shares of common stock issued and outstanding as of March 9, 2009.

If the convertible notes are partially converted and the holder sells the shares of common stock issued upon conversion into the market, the price of our common stock may decrease due to the additional shares in the market. If the price of our common stock decreases, the holder of the convertible notes will receive a greater number of shares upon the conversion of the remaining convertible notes.

Consequences if Stockholder Approval is Not Obtained

If we do not obtain stockholder approval as described in this proxy statement, we will not issue and sell the convertible notes and warrants to the investor as contemplated by the securities purchase agreement because doing so would not be in compliance with the Marketplace Rules of the NASDAQ Stock Market, and such non-compliance could result in the delisting of our common stock from the NASDAQ Capital Market. In addition, obtaining stockholder approval is one of the conditions to the investor’s obligation to consummate the transaction. Accordingly, if we do not obtain stockholder approval, we will not receive the proceeds from the sale of the convertible notes.

Even if our stockholders approve the issuance and sale the convertible notes to the investor, we can provide no assurance that such issuance and sale will actually take place. The securities purchase agreement contains certain closing conditions which we must meet before the investor is obligated to consummate the closings of the convertible notes. There can be no assurance that we will meet all of these closing conditions.

Recommendation

We intend to use the proceeds from the convertible notes to fund working capital requirements during the second and third quarters of 2009. Although we expect to generate revenues from both our New Jersey and California facilities during that period, we do not believe such revenues will be sufficient to generate positive cash flow from operations. Therefore, we will be dependent on external financing, including the funds provided from the convertible notes, until we can achieve positive cash flow from our operations. If our sales do not reach a level to generate positive cash flow from operations prior to July 2009, then the funding from these convertible notes will not provide sufficient funds to sustain our operations and we will need to seek additional financing. We do not have any commitment for such additional financing, and there can be no assurance that such financing would be available to us.

After careful consideration of all relevant factors, our board of directors believes that it is in our best interest to have the ability to issue an aggregate amount of common stock that may exceed the Rule 4350 (i) NASDAQ 20% Share Limitation, pursuant to the transaction documents, and which may result in a change of control of the Company.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVING THE POTENTIAL ISSUANCE OF COMMON STOCK EQUAL TO OR GREATER THAN 20% OF THE COMPANY’S COMMON STOCK UPON CONVERSION OF THE CONVERTIBLE NOTES OR UPON EXERCISE OF WARRANTS ISSUED PURSUANT TO THE SECURITIES PURCHASE AGREEMENT.

PROPOSAL NO. 2 — ADJOURNMENT PROPOSAL

This proposal allows our chief executive officer to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the 20% Proposal.

If this proposal is not approved by our stockholders, we may not be able to adjourn the special meeting to a later date in the event there are not sufficient votes at the time of the special meeting to approve the 20% Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, but broker non-votes will have no effect on the approval of the proposal.

Recommendation

After careful consideration of all relevant factors, our board of directors determined that the Adjournment Proposal of the special meeting for the purpose of soliciting additional proxies is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVING THE ABILITY OF THE COMPANY’S CHIEF EXECUTIVE OFFICER TO ADJOURN THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.

STOCKHOLDER PROPOSALS

In connection with our annual meeting, a proxy statement and notice will be mailed to all stockholders approximately one month prior to our next annual meeting. In order to be eligible for inclusion in our proxy statement for our next annual meeting, a proposal of a stockholder should have been received by our Corporate Secretary at our principal executive offices at 7A Commercial Wharf West, Boston, MA 02110 by January 1, 2009; provided, however, that in the event that the date of the next annual meeting is changed by more than 30 days from the date of the 2008 Annual Meeting (which was June 6, 2008), notice by the stockholder of any proposals must be received at our principal executive offices within a reasonable time before we begin to print and send our proxy materials.

CONVERTED ORGANICS INC.
7A Commercial Wharf West
Boston, MA 02110

Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy card and return it in the accompanying envelope or follow the instructions provided for voting via the Internet, if applicable. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxy cards or voted via the Internet.

By Order of the Board of Directors,

/s/  Edward Gildea
Chief Executive Officer

March 25, 2009

CONVERTED ORGANICS INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
APRIL 23, 2009
The undersigned stockholder acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, each dated March 25, 2009, and hereby appoints Edward J. Gildea and David Allen, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of common stock of Converted Organics Inc. (the “Company”) at the Special Meeting of Stockholders of the Company to be held at Marriott’s Custom House, 3 McKinley Square, Boston MA 02109, on April 23, 2009 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

1.	☐ For ☐ Against ☐ Abstain	To approve the potential issuance of common stock equal to or greater than 20% of the Company’s common stock upon conversion of convertible notes or shares issuable upon exercise of warrants issued pursuant to an agreement entered into by the Company on March 6, 2009 with Professional Offshore Opportunity Fund, Ltd.

2.	☐ For ☐ Against ☐ Abstain	To approve the ability of the Company’s chief executive officer to adjourn the special meeting for the purpose of soliciting additional proxies.
The board of directors recommends a vote FOR each of the above proposals and if no specification is made, the shares will be voted for such proposals.

Dated 2009

Stockholder’s Signature

Stockholder’s Signature
Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.
PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.
To vote by Internet, go to www.investorvote.com and follow the steps outlined on the secured website.